UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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CTS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2019

Dear CTS Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Thursday, May 16, 2019, at 9:30 a.m. Central Time, at the Hotel Arista located at 2139 City Gate Lane, Naperville, Illinois 60563.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2019 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2018, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on page 34 of the 2019 Proxy Statement.

We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and to vote your shares. The vote of every shareholder is important.

Kieran O’Sullivan
Chairman, President and Chief Executive Officer

i

REPORT OF THE AUDIT COMMITTEE	28
CTS Corporation 2018 Audit Committee	28
Independent Auditor	29
2018 ANNUAL REPORT ON FORM 10-K	29
2019 ANNUAL MEETING OF SHAREHOLDERS	30

ii

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On
May 16, 2019
To CTS Shareholders:
The 2019 Annual Meeting of Shareholders of CTS Corporation will be held on Thursday, May 16, 2019, at 9:30 a.m. Central Time, at the Hotel Arista located at 2139 City Gate Lane, Naperville, Illinois 60563. To obtain directions to the meeting location, please call (630) 577‑8800, or see the map on page 34 of the Proxy.
Only CTS shareholders of record at the close of business on March 18, 2019, may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote on the following items:

PROPOSAL 1	Election of seven directors for a one‑year term;
PROPOSAL 2	Approval, on an advisory basis, of the compensation of CTS’ named executive officers;
PROPOSAL 3	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2019; and
Any other business properly presented at the meeting.
Your Board of Directors recommends that you vote in favor of the director nominees, in favor of the advisory approval of CTS’ named executive officer compensation, and in favor of the ratification of the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

Luis F. Machado Corporate Secretary

April 4, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2019.
The Notice, 2019 Proxy Statement, Form of Proxy
and 2018 Annual Report on Form 10-K are available at
http://www.ctscorp.com/investors

This proxy statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of CTS Corporation (“CTS”, “we”, “us”, “our” or the “Company”) of proxies to be voted at the 2019 Annual Meeting of Shareholders (“Annual Meeting”). CTS will bear the cost of this solicitation. On or about April 4, 2019, the Company mailed to its shareholders the Notice of Internet Availability of Proxy Materials, and made available this proxy statement, the accompanying proxy card and Annual Report.

PROPOSAL 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time‑to‑time by the Board. As part of the succession planning and search process, the Nominating and Governance Committee and the Board regularly assess the Board’s size. The Board has established the number of authorized directors at seven. There are seven director nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one‑year terms, or until their successors are elected and qualified.
Nominees for the Board of Directors. Each director nominee named below is currently a director of CTS. The ages shown are as of April 4, 2019, the date of this proxy statement. Each director nominee has agreed to serve as a director if elected. If one or more of the nominees becomes unavailable for election, the remaining members of the Board will, in their sole discretion and pursuant to authority granted by the CTS Bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

PATRICIA K. COLLAWN Age 60	Director since 2003

Professional Experience:
▪ Chairman of PNM Resources, Inc. (2012 - Present)
▪ President and Chief Executive Officer of PNM Resources, Inc. (2010 - Present)
▪ Director of PNM Resources, Inc. (2010 - Present)
▪ President and Chief Operating Officer of PNM Resources, Inc. (2008 - 2010)
▪ Utilities President of PNM Resources, Inc. (2007 - 2008)
▪ President and Chief Executive Officer of Public Service Company of Colorado, an Excel Energy
   subsidiary (2005 - 2007)
The Board believes that Ms. Collawn's experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director.

GORDON HUNTER Age 67	Director Since 2011

▪ Director, Chairman of Littelfuse, Inc. (2002 - Present)
▪ Chairman, President, and Chief Executive Officer of Littelfuse, Inc. (2003 - 2017)
▪ Director, Executive Chairman of Littelfuse, Inc. (2017)
  Other Public Company Boards:
▪ Director, Chairman of Compensation Committee and Member of the Nominating and Governance
  Committee of Veeco Instruments, Inc. (2010 - Present)
▪ Director of Shure, Inc. (2018 - Present)
The Board believes that Mr. Hunter's experience as a President and Chief Executive Officer of a publicly traded corporation serving global markets, as well as substantial experience in the electronics industry, make him well qualified to serve as a director.

WILLIAM S. JOHNSON Age 62	Director Since 2015

▪ Retired Chief Financial Officer of Cabot Microelectronics Corporation
▪ Senior Advisor of Cabot Microelectronics Corporation (2018)
▪ Executive Vice President and Chief Financial Officer of Cabot Microelectronics Corporation
  (2013 - 2018)
▪ Chief Financial Officer of Cabot Microelectronics Corporation (2003 - 2018)
▪ Executive Vice President and Chief Financial Officer of Budget Group, Inc. (2000 - 2003)
▪ Various Management and Financial Positions held at BP Amoco (1984 - 2000)
The Board believes that Mr. Johnson’s experience as a Chief Financial Officer of a publicly traded corporation serving global markets, in addition to his financial expertise in a range of industries, substantial risk management skills, and broad international business experience make him well qualified to serve as a director.

DIANA M. MURPHY Age 62	Director since 2010

▪ Managing Director of Rocksolid Holdings, LLC (2007 - Present)
▪ Managing Director of Chartwell Capital Management Company (1997 - 2007)
Other Public Company Boards:
▪ Chairman of Landstar System, Inc. (1998 - Present)
▪ Director of Synovus Financial Corp (2017 - Present)
▪ Several private and nonprofit boards including being the Immediate Past President of the United States
  Golf Association.
The Board believes that Ms. Murphy’s extensive experience in business management, strategic planning, marketing, public relations and experience on the boards of other companies make her well qualified to serve as a director.

KIERAN O’SULLIVAN Age 57	Director since 2013

▪ Chairman, President and Chief Executive Officer of CTS Corporation (2013 - Present)
▪ Executive Vice President of Continental AG's Global Infotainment & Connectivity Business
  (2006 - 2013)
Other Public Company Boards:
▪ Director, Chairman of the Compensation Committee and Member of the Audit Committee of LCI
  Industries (2015 - Present)
The Board believes that Mr. O’Sullivan’s more than twenty‑six years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics and automotive business segments make him well qualified to serve as a director.

ROBERT A. PROFUSEK Age 69	Director since 1998

▪ Partner and Global Chairman of the Mergers and Acquisitions Department of Jones Day (1975 - Present)
Other Public Company Boards:
▪ Lead Director of Valero Energy Corporation (2005 - Present); Member of the Compensation Committee
▪ Lead Director of Kodiak Sciences, Inc. (2018 - Present); Chairman of the Nominating and Governance
  Committee
The Board believes that Mr. Profusek’s substantial experience in mergers and acquisitions, corporate governance and experience serving as a director of other publicly traded companies make him well qualified to serve as a director.

ALFONSO G. ZULUETA Age 56	Director since 2018

▪ Senior Vice President of Eli Lilly and Company (2014 - Present)
▪ President of Lilly International (2017 - Present)
▪ Member of the Executive Committee and Officer of Eli Lilly and Company (2017 - Present)
▪ President of Emerging Markets and various roles of Eli Lilly and Company (1988 - 2014)
The Board believes that Mr. Zulueta’s broad global management experience, his exposure to a range of cultures, and his deep experience in medical markets make him well qualified to serve as a director.

Your Board recommends a vote FOR each of these director nominees.
COMMITTEES OF THE BOARD OF DIRECTORS
Directors are assigned to committees by the full Board each year following their election at the Annual Meeting.
Committee Membership

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Technology & Transactions Committee
Patricia K. Collawn		C	✓
Gordon Hunter	✓	✓		C
William S. Johnson	C		✓
Diana M. Murphy		✓	C
Kieran O'Sullivan				✓
Robert Profusek				✓
Alfonso G. Zulueta	✓			✓
✓ Member        C Chairman
Audit Committee
The Audit Committee is a standing committee of the Board. Directors Johnson, Hunter and Zulueta are the current members of the Audit Committee and each is financially literate and meets the independent standards applicable to audit committee members under the NYSE Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. Mr. Johnson is the Chairman of the Audit Committee. The Board has determined that Mr. Johnson, Mr. Hunter, and Mr. Zulueta each qualifies as an audit committee financial expert under this criteria set forth in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee held eight meetings in 2018. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/ACC.pdf.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and non‑audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, systems of internal accounting controls, audit results, and recommendations of the independent auditor and the internal audit department. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews CTS’ compliance with public‑company regulatory requirements and with the CTS Code of Ethics.

Compensation Committee
The Compensation Committee is a standing committee of the Board. Directors Collawn, Hunter and Murphy are the current members of the Compensation Committee and each is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. Ms. Collawn is the Chairman of the Compensation Committee. The Compensation Committee held three meetings in 2018. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/CC.pdf.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive compensation, as further described in the Compensation Discussion and Analysis section of this Proxy Statement. The Chief Executive Officer recommends the form and level of compensation for each named executive officer other than himself to the Compensation Committee. The Compensation Committee reviews and approves corporate goals and objectives relevant to the named executive officers, including the Chief Executive Officer's, compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer’s compensation. The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. The Compensation Committee also administers the CTS Corporation 2018 Equity and Incentive Compensation Plan and the 2014 Performance and Incentive Compensation Plan, including the annual equity and non‑equity performance programs and delegated to management the oversight of those programs for participants who are not named executive officers. In addition, the Compensation Committee reviews director compensation annually and makes recommendations regarding director compensation to the Board for approval. The Compensation Committee also conducts an annual evaluation of its own performance.

The Compensation Committee may, from time‑to‑time, direct senior functionaries of the Company’s human resources department to research specific issues and make recommendations to the Compensation Committee. In addition, for 2019, the Compensation Committee engaged Compensation Strategies, Inc. as its compensation consultant. The Compensation Committee has assessed the independence of Compensation Strategies, as required under stock exchange listing requirements. The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Compensation Strategies during 2019. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Compensation Strategies.

Compensation Committee Interlocks and Insider Participation. Directors Collawn, Hunter and Murphy were appointed to the Compensation Committee following their election to the Board at CTS’ 2018 Annual Meeting of Shareholders. During 2018, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee
The Nominating and Governance Committee is a standing committee of the Board. Directors Murphy, Collawn and Johnson are the current members of the Nominating and Governance Committee and each is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. Ms. Murphy is the Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee held two meetings in 2018. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/NGCC.pdf.

The Nominating and Governance Committee reviews and makes recommendations to the Board concerning committee assignments and director nominees for election at the Annual Meeting and oversees director recruitment efforts. The Nominating and Governance Committee reviews and makes recommendations to the full Board regarding CTS officers for election and succession, including succession planning for the Chief Executive Officer. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director nominees submitted by shareholders. CTS did not receive any shareholder director nominees for election at the 2019 Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director nominees is necessary since CTS’ Bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non‑management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks a diverse selection of candidates who possess the experience necessary to make a valuable contribution to the Board. The Board does not have a formal diversity policy, it construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experiences are represented on the Board. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates.

Technology and Transactions Committee
The Technology and Transactions Committee reviews and makes recommendations to management regarding CTS’ technology strategy, new product development programs, and performance in the context of targeted market segments and strategic goals, as well as the Company’s organic development of technology and opportunities to acquire technology directly or through business acquisition or combination transactions. The Technology and Transactions Committee also reviews, on a preliminary basis, possible acquisitions, divestitures or other transactions identified by management for possible consideration by the full Board, assesses existing and future trends and threats in technology that may impact the Company’s strategy, and reports activities of the Committee to the full Board.

Directors Hunter, O’Sullivan, Profusek, and Zulueta are the current members of the Technology and Transactions Committee with Mr. Hunter as the Chairman. The Technology and Transactions Committee held two meetings in 2018. A copy of the Technology and Transactions Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/TTC.pdf.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
Attendance
During 2018, the Board held four meetings and took action by unanimous written consent four times. In 2018, all of the directors attended at least 75% of the regular meetings of the Board and the standing committees of which they were then members, either in person or by phone. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re‑election at the 2018 Annual Meeting of Shareholders attended that meeting.

Director Independence
In addition to the NYSE Corporate Governance Listing Standards, the CTS Corporation Corporate Governance Guidelines govern the determination that a director is independent. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/CGG.pdf.
The Board has determined that each non-management director is or was an independent director and has or had no material relationship with CTS, apart from his or her service as a director. For purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, the Board has determined that CTS’ purchase of regulated electric and gas service from a utility company does not constitute a material relationship and that any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial.
The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any transaction that might be construed to disqualify a director as independent (including any transactions that are required to be reported under Item 404(a) of Regulation S-K) and, if appropriate, make a recommendation that the Board approve such transaction. The Board would then review and, if appropriate, approve such transaction. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflict of interest and recommend appropriate action to the Board.

Meetings of Non‑Management Directors
It is the policy of the Board to hold an independent session excluding management directors at each regular scheduled Board meeting. In 2018, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board presides over the independent sessions.
Board Leadership Structure
CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non‑management director. In the recent past, the Board has been structured with an independent or non‑management director as Chairman and alternatively structured with a combined Chairman/Chief Executive or Executive Chairman and Chief Executive Officer. Currently, Mr. O’Sullivan serves as Chairman of the Board, President and Chief Executive Officer and Mr. Profusek serves as Lead Independent Director. Mr. O’Sullivan is the only CTS director who is not independent. He does not receive any additional compensation for his service on the Board.

The Lead Independent Director is the leader of the independent directors, and leads all sessions of independent directors, which normally occur at the end of each Board meeting. A full description of his duties is as follows:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Approve meeting agendas and schedules for the Board;

•	Review key strategic initiatives presented to the Board;

•
Serve as a liaison between the Chairman and the independent directors. To that end, ensure personal availability for consultation and communication with independent directors and with the Chief Executive Officer, as appropriate;

•	Call special meetings of the independent directors, as the Lead Independent Director may deem to be appropriate;

•
Be available, at the request of major shareholders, for consultation and direct communication. Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, consulting on such with the Chief Executive Officer or other directors as the Lead Independent Director may deem appropriate;

•	Act as a sounding board for the Chief Executive Officer and/or independent directors with respect to strategies, plans, organization, relationships, accountabilities, and other issues;

•	Between regularly scheduled Board meetings discuss with the Chief Executive Officer key corporate risks and current issues and plans for presentations on such to the full Board or its committees;

•	Lead the independent directors in appraising the Chief Executive Officer’s performance at least annually; and

•	Lead the directors in appraising the Board’s performance at least annually.
The General Counsel and Corporate Secretary’s Office provides support to the Lead Independent Director in fulfilling his role. The Lead Independent Director receives an annual retainer of $20,000, in addition to his ordinary director compensation, for the additional services the Lead Independent Director provides. The Board has established this leadership structure because the Board believes it is effective, efficient, appropriate to CTS’ size and complexity, and represents a cost‑effective allocation of responsibilities.
Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it will provide ample counterbalance to a combined Chairman and Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial business and business‑related experience as set forth in the chart below. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding management at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the one non‑independent director, the combined Chairman and Chief Executive Officer, by a large supermajority.

Summary of Director Qualifications and Experience	Patricia K. Collawn	Gordon Hunter	William S. Johnson	Diana M. Murphy	Kieran O'Sullivan	Robert A. Profusek	Alfonso G. Zulueta
Years Served on the Board	15	8	3	8	5	20	1
Leadership and Strategy	✓	✓	✓	✓	✓	✓	✓
Financial Expertise/Literacy		✓	✓				✓
Risk Management	✓		✓	✓		✓
International Business		✓	✓		✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓
Industry Experience	✓	✓	✓		✓	✓	✓

Board of Directors’ Role in Risk Oversight
As a part of its oversight function, the Board monitors how management operates the Company. Risk is an important part of deliberations at the Board and committee levels throughout the year. Committees consider risks associated with their particular areas of responsibility. The Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of CTS' enterprise risk management process. The enterprise risk management process evaluates CTS' major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board's leadership structure changes.

Director Education
The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.
Stock Ownership Guidelines for Executives and Directors
The Board has adopted stock ownership guidelines that apply to non‑employee directors and executives in order to increase the alignment of their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/wp-content/uploads/SOG.pdf.
Director Resignation Policy
The CTS Corporate Governance Guidelines designate the circumstances under which a director must offer his or her resignation to the Board in connection with a change of employment or a majority "against" or "withheld" vote by the Shareholders. The Guidelines also require that a director tender his or her resignation effective as of the next occurring Annual Meeting of Shareholders after the date on which he or she reaches the age of 75. The Nominating and Governance Committee may recommend to the full Board that an exception be made to this policy. The Board will evaluate the best interest of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director's resignation.
Code of Ethics
CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non‑employee directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics may be obtained free of charge from the Corporate Secretary upon request or from CTS’ website at http://www.ctscorp.com/wp-content/uploads/CE.pdf.
Additional Information Regarding Company Policies
Additional information regarding CTS' policies and guidelines with respect to Environmental, Social and Governance matters can be found on the CTS website at https://www.ctscorp.com/investors/corporate-governance/.
Communications to Directors
Shareholders and other interested parties may address written communications to individual directors, including non‑management directors, or to the Board, by writing to the Corporate Secretary at CTS’ executive offices located at 4925 Indiana Avenue, Lisle, Illinois 60532. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non‑management director upon request.

STOCK OWNERSHIP INFORMATION
Five Percent Owners of CTS Common Stock
The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2018. There were 32,750,727 shares of CTS common stock issued and outstanding as of December 31, 2018. The shareholding information below is derived solely from the most recent Schedules 13F or 13G, and amendments thereto, filed with the Securities and Exchange Commission and the percentage ownership is based on the number of shares outstanding as reported herein and may vary from the percentage reported in the applicable Schedules13F or 13G.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF CLASS

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	4,902,097(1)	14.97%

GAMCO Investors, Inc. One Corporate Center Rye, New York 10580	2,980,776(2)	9.10%

Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	2,973,236(3)	9.08%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,373,147(4)	7.25%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,914,239(5)	5.84%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,850,897(6)	5.65%

(1)	As reported on Schedule 13G/A dated January 24, 2019.

(2)	As reported on Schedule 13F dated January 25, 2019.

(3)	As reported on Schedule 13G/A dated February 12, 2019.

(4)	As reported on Schedule 13G/A dated February 8, 2019.

(5)	As reported on Schedule 13G/A dated February 11, 2019.

(6)	As reported on Schedule 13G dated February 14, 2019.

Directors’ and Officers’ Stock Ownership
The following table shows the number of shares of CTS common stock each named executive officer and director, beneficially owned as of March 18, 2019, including shares of CTS common stock covered by stock options exercisable within 60 days of March 18, 2019. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer.

Name	Beneficially Owned Shares(1)	Options Exercisable within 60 days	Shares Held in 401(k)	Directors’ Deferred Common Stock Units(2)	Total(3)	% of Shares Outstanding(4)
Ashish Agrawal	73,491	—	—	0	73,491	*
Patricia K. Collawn	71,420	—	—	800	72,220	*
Gordon Hunter	37,900	—	—	0	37,900	*
William S. Johnson	19,500	—	—	0	19,500	*
Luis F. Machado	26,492	—	—	0	26,492	*
Diana Murphy	42,700	—	—	0	42,700	*
Kieran O’Sullivan	291,065	—	—	0	291,065	*
Robert A. Profusek(5)	74,542	—	—	4,722	79,264	*
Alfonso G. Zulueta	2,500	—	—	—	2,500
All Current Directors and Officers as a Group	639,610	—	—	5,522	645,132	1.96%

*    Represents less than 1% of the outstanding shares of CTS common stock
(1)    Includes shares of CTS common stock which will vest within 60 days of March 18, 2019.
(2)    Includes Restricted Stock Units that are distributable upon the director’s separation from service and convert on a one‑to‑one basis to shares of CTS common stock upon distribution.
(3)    No director or executive officer has pledged his or her shares of CTS common stock.
(4)    Based on 32,865,008 shares of CTS common stock outstanding as of the record date.
(5)    Excludes 1,800 shares held by Mr. Profusek’s spouse. Mr. Profusek disclaims any beneficial interest with respect to these shares.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires CTS' directors, executive officers, and certain persons who own more than 10% of the outstanding shares of CTS common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors, and holders of more than 10% of the outstanding shares of CTS securities are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner, or subsequently amended, for the year ended December 31, 2018.

PROPOSAL 2: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
CTS’ NAMED EXECUTIVE OFFICERS

As required under the Dodd‑Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), our Board of Directors is submitting a “Say‑on‑Pay” proposal for shareholder consideration. The Compensation Discussion and Analysis section of this proxy statement describes CTS’ executive compensation program and the compensation decisions made by the Compensation Committee and the Board in 2018 with respect to our named executive officers. CTS is asking shareholders to cast an annual advisory shareholder vote approving the compensation of CTS' named executive officers (commonly referred to as a "say-on-pay" vote).

CTS’ executive compensation program is designed to attract, retain, and motivate high‑quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of shareholders.

CTS remains committed to the use of broad‑based metrics such as earnings per share, operating earnings, sales growth and relative total shareholder return in measuring corporate performance.
For these reasons, the Board is asking shareholders to vote FOR the following resolution:

“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the CTS 2019 proxy statement, is hereby approved.”
While the advisory vote we are asking you to cast is non‑binding, the Compensation Committee and the Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
Your Board recommends a vote FOR the advisory approval of CTS’ named executive officer compensation.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides details about CTS’ compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.
The following executives are CTS’ named executive officers for 2018, as that term is defined by the Securities and Exchange Commission:

•	Mr. Kieran O’Sullivan, Chairman, President and Chief Executive Officer;

•	Mr. Ashish Agrawal, Vice President and Chief Financial Officer; and

•	Mr. Luis F. Machado, Vice President, General Counsel and Secretary.
Executive Summary
CTS’ executive compensation program is designed to attract, retain, and motivate high‑quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance‑based equity compensation, service‑based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits. Our named executive officers are required to comply with various good governance policies, such as CTS’ stock ownership guidelines, insider trading restrictions, and an anti‑hedging/pledging policy. Additionally, various compensation elements contain “clawback” features, which permit CTS to recoup compensation paid for improperly earned incentives. CTS believes that our executive compensation program provides the best means of attracting, retaining, and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value. CTS has remained committed to its fundamental compensation structure and philosophy over a period of many years, including recent periods of economic volatility.

Recent Governance Activity. We hold “Say‑on‑Pay” votes every year. At our 2018 annual meeting of shareholders, we received approximately 97.7% approval, based on the total votes cast, for our advisory “Say‑on‑Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee believes the voting results demonstrate significant continuing support for our overall executive pay program. After reviewing the 2018 Say‑on‑Pay vote results, the Committee decided to continue to apply the same general philosophy, compensation objectives, and governing principles that it used in 2017 regarding named executive officer compensation decisions and policies. The Committee remains dedicated to aligning executive pay with Company performance both in the existing executive pay programs and the governance environment surrounding the overall program.
2018 Performance. We are making progress on profitable growth around products that sense, connect, and move. Sales grew 11.2% to $470.5 million in 2018. GAAP earnings per diluted share were $1.39 in 2018 compared to $0.43 in 2017. Adjusted earnings per diluted share, which is used as a target for compensation as described below, was $1.53 in 2018, up 24% from $1.23 in 2017. Cash flow from operations was $58.2 million in 2018.
Implications of 2018 Results for Compensation. For the 2018 Management Incentive Plan (or MIP), which is our annual performance‑based cash incentive plan, our named executive officers were each granted award opportunities weighted 60% on adjusted EPS performance goals, 30% on sales and 10% on individual personal goals relating to talent retention and development. CTS’ actual performance during 2018 is calculated and 2019 MIP awards are paid in 2019 and included in 2018 compensation in this proxy statement.
The Compensation Committee also continued the 2016‑2018 Performance Restricted Stock Unit Plan, which is a three‑year performance‑based equity award program that, like the MIP, is operated under the CTS Corporation 2014 Performance and Incentive Compensation Plan. This program measures three‑year performance based on the following weighted criteria: 35% for achievement under a relative total shareholder return metric (or RTSR); 35% for achievement under a sales growth metric; and 30% for achievement under an operating cash flow metric (calculated as operating cash flow less capital expenditures). As a result of the Company’s three-year performance based on these metrics, Mr. O’Sullivan received 78,837, Mr. Agrawal received 25,064, and Mr. Machado received 21,986 restricted stock units in February of 2019. Awards under the 2016-2018 Performance Restricted Stock Unit Plan were paid in 2019 and were reported in the named executive officer’s compensation when granted in 2016.

In each of February 2017 and 2018, the Compensation Committee established a new three-year performance-based equity compensation program for the 2017-2019 and 2018-2020 periods respectively. Each program is essentially the same as the 2016-2018 program described above, with the same applicable performance metrics and relative weightings as used for the 2016-2018 described above, and using the same peer group which is listed on page 18. Grants made to named executive officers under each of these programs are reported in compensation at grant date fair value in the year the grant is made.

Compensation Objectives
CTS designs its named executive officer compensation program to achieve three main objectives:

•	Offer Competitive Compensation;

•	Link Compensation to Performance; and

•	Align Compensation with Shareholder Interests.
Additionally, the elements of total compensation are designed to reward the named executive officers for: (1) their core competencies, skills, experience, and contributions to CTS (in the form of base salary, retirement benefits, health and welfare benefits and limited perquisites); (2) achievement of annual corporate goals (in the form of annual performance‑based cash incentives); and (3) achievement of long‑term objectives that are beneficial to CTS and its shareholders (in the form of performance‑based and service‑based equity awards). The first compensation element helps CTS offer competitive compensation, while the second and third compensation elements help CTS link compensation to performance and align compensation with shareholder interests. Decisions on specific elements of compensation do not generally affect the Committee’s decisions regarding the other elements of compensation except to the extent that these categories of compensation are structured to provide a substantial portion of total compensation that is based on performance and at‑risk each year.

Compensation Philosophy
CTS’ executive compensation philosophy is to initially target potential compensation for each named executive officer at approximately the fiftieth percentile of the compensation for similar positions at similarly situated companies based on market survey data provided by Compensation Strategies, the Compensation Committee’s independent compensation consultant (discussed in more detail below). This philosophy operates as only an initial, general guideline for CTS’ compensation decisions, rather than as a fixed rule or final determining factor. By initially targeting median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market‑competitive factors and providing the compensation necessary to recruit and retain top executive talent.

Elements of Total Compensation	Purpose
● Base Salary ● Retirement Benefits ● Health and Welfare Benefits ● Limited Perquisites	●	Fixed cash and other customary compensation to attract and retain high‑quality executive talent.
● Annual Performance‑Based Cash Incentives	●	At‑risk, variable incentive compensation to promote the achievement of specific financial and operational performance objectives; and
	●	Attraction, retention, and motivation of high‑quality executive talent.
● Performance‑Based Equity Awards	●	At‑risk, variable incentive compensation to promote the achievement of specific goals;
	●	Align executives’ interests with shareholder interests; and
	●	Attraction, retention, and motivation of high‑quality executive talent.
● Service‑Based Equity Awards	●	Fixed equity awards for long‑term retention of executive talent; and
	●	Align executives’ interests with shareholder interests.
CTS does not use a specific formula for allocating total compensation between current and long term compensation or between cash and non‑cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Compensation Strategies’ market survey data for comparable positions, based on the analysis described below. Additionally, relevant factors such as an executive’s specific level of experience, responsibilities, demonstrated performance, length of service with the Company, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.
Our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because CTS' named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. It is possible for CTS' named executives officers to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and corporate performance for that year.
CTS believes that named executive officers will consider the impact of decisions in both the short term and long term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long term well‑being of the Company. As a result, CTS has determined that, for the named executive officers and for all of its other employees, CTS’ compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.
The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total amount of compensation.
How Final 2018 Named Executive Officer Compensation was Determined
Mr. O’Sullivan recommended a total 2018 compensation package to the Compensation Committee for each named executive officer other than himself using, among other factors, data provided by Compensation Strategies that aligned each named executive officer's total compensation opportunity at approximately the fiftieth percentile of similarly situated executives based upon the peer group of selected companies listed on page 18.

At its February 2018 meeting, the Compensation Committee reviewed the data provided by Compensation Strategies and considered the recommendations of Mr. O'Sullivan, ultimately deciding on a total compensation package for each of the named executive officers. For named executive officers other than Mr. O'Sullivan, total compensation packages for the year were finalized when approved by the Compensation Committee. The Compensation Committee also reviewed information provided by Compensation Strategies based on the same peer group information as described above to assess and recommend a total compensation package for Mr. O'Sullivan to the Board, which was discussed by the Board in Independent Session at its February 2018 meeting, and became final upon its ratification.
Elements of 2018 Named Executive Officer Compensation
Base Salary. Base salary is included as an element of total compensation to ensure that each named executive officer received a base level of cash compensation and is rewarded for his service to the Company. A sufficient base salary also helps to ensure that named executive officers do not become unduly focused on achievement of shorter‑term incentive awards that may be to the detriment of the overall long‑term health of CTS.
The base salaries for the named executive officers that were set in 2018 were as follows: Mr. O’Sullivan, $728,828; Mr. Agrawal, $354,567; and Mr. Machado, $319,300. Messrs. O’Sullivan, Agrawal and Machado received a 3.0%, 4.0% and a 3.0% increase, respectively, to move their base salaries closer to the fiftieth percentile of the market. The 2018 base salary levels described in this paragraph are not directly comparable to the amounts listed in the “Salary” column for 2018 in the Summary Compensation Table because they were implemented in April 2018.

Annual Performance‑Based Cash Incentive Plan (MIP). The MIP provides for annual cash payments to named executive officers based on CTS' financial performance and achievement of individual goals. A named executive officer's ultimate award is determined under a formula that provides for payment of zero to 200% of a target award based on CTS's actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee reserves the right to adjust awards guided by the named executive officer's actual performance.
In February 2018, the Compensation Committee established a target award opportunity as a percentage of base salary and quantitative financial performance goals for each named executive officer. In setting target award opportunities, the Compensation Committee took into consideration the median percentile target awards in the Compensation Strategies reports described above, as well as internal parity.
The quantitative financial performance goals were based on CTS’ established business plan for 2018. Each year, the Board reviews a business plan prepared by members of management that includes projections for revenues, earnings, key balance sheet metrics, and cash flow for each business unit. The Compensation Committee generally may use any of the metrics set out in the business plan to establish quantitative financial performance goals for the annual MIP.

In 2018, the Compensation Committee set quantitative financial performance goals for participants who are named executive officers using a two tiered approach with the initial target being an operating earnings threshold which was fully achieved in 2018, followed by targets for earnings per share (or EPS) adjusted for planned restructuring expenses as defined in the MIP, CTS’ annual sales and an individual personal goal relating to talent retention and development. CTS chose earnings per share as a metric because it is a direct measurement of overall corporate performance that takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. CTS chose sales as a metric because it places an emphasis on CTS’ annual sales growth goals. Each of the EPS and sales metrics as set forth in the table below. An individual personal goal was chosen as a measure of the individual's impact on the organization. As shown on the table below, the Compensation Committee set the performance levels for each metric and established a minimum performance level that had to be reached before MIP awards were paid. The MIP also includes a minimum threshold for adjusted EPS to achieve any award. Failure to reach the MIP’s threshold on this metric results in no payment for the entire award.

Determination of Actual Awards. Actual MIP award payments are based on a formula and can vary from zero to 200% of the target award opportunity based on achievement of the performance goals. If actual performance fails to meet the minimum or required threshold, the payout under the plan is zero. On the upside, payout increases linearly up to 200% as performance exceeds the threshold performance goals. One consequence of this cliff threshold and payout performance formula is that a named executive officer’s risk of receiving no award is greater than the named executive officer’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the Company from “better than plan” performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short‑term rewards at the expense of the long‑term health of the Company. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics averaged 115.4% of target.
How 2018 Awards Were Calculated. For CTS’ named executive officers, performance measurements were weighted 60% for the adjusted EPS objective, 30% on sales, and 10% on an individual personal objective relating to talent retention and development and was set as a stretch goal. The target award opportunity which was based on base salary and unchanged from the prior year, was 100% for Mr. O’Sullivan 65% for Mr. Agrawal, and 55% for Mr. Machado. For this purpose, base salary is calculated as actual salary received during the calendar year. These target award opportunities were derived in part from the data obtained from the Compensation Strategies report and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to CTS, and the desire to maintain a consistent annual target award incentive for named executive officers of CTS and the business units.

For 2018, the threshold for the adjusted EPS metric was $1.25 and the maximum was $1.50. The threshold for Company sales was $422 million with a maximum of $490 million. Actual results are shown in the table below. Individual personal objective targets were set based on percentage of achievement, were achieved at 115% by the named executive officers, and are not shown on the table below.

	2018 Management Incentive Plan Performance Goals at Target				2018 Management Incentive Plan Performance Results
Executive	2018 Base Salary ($)	2018 Annual Target Award (%)	Adjusted EPS ($)	Sales (000s) ($)	Adjusted EPS ($)	Sales (000s) ($)	2018 Annual Incentive Earned (%)	2018 Annual Incentive Earned ($)
Kieran O’Sullivan	728,828	100	1.38	445,000	1.53	470,483	179%	1,300,958
Ashish Agrawal	354,567	65	1.38	445,000	1.53	470,483	179%	411,386
Luis Machado	319,300	55	1.38	445,000	1.53	470,483	179%	313,596

Performance‑Based Equity Compensation. Named executive officers may earn restricted stock unit (“RSU”) awards based upon, and thus are rewarded for, achievement of financial objectives that CTS believes are beneficial to the Company and its shareholders, or based upon CTS’ overall performance relative to peers over a longer term.

2016‑2018 Performance Restricted Stock Unit Plan. In February 2016, the Compensation Committee established the 2016‑2018 Performance Restricted Stock Unit Plan. Depending upon CTS’ achievement of sales growth, operating cash flow, and CTS’ RTSR compared to the peer group described below over a three‑year performance period (through December 31, 2018), a named executive officer is eligible to earn an RSU award of zero to 200% of a target award opportunity established for his position. Awards are weighted 35% for achievement of the RTSR metric, 35% for achievement of the sales growth metric and 30% for achievement of the operating cash flow metric. Awards are settled on the basis of one share of CTS common stock for each earned RSU on the settlement date.

In 2016, the Compensation Committee established a target award opportunity for each named executive officer in the form of a specific number of RSUs. The target RSU award opportunities for Messrs. O’Sullivan, Agrawal, and Machado were 50,200, 15,960, and 14,000 respectively.

The Compensation Committee selected RTSR, a comparison of the increase of CTS’ stock price against the stock price appreciation of the peer group described below (including aggregated dividends adjusted for stock splits over the period) as a performance goal because it is a meaningful measure of CTS’ overall relative performance in comparison to its peers. Three‑year sales growth was selected to reinforce senior management’s focus on increasing sales over the long‑term. Three‑year operating cash flow was selected to focus management’s attention on operational efficiency. The Compensation Committee selected a three‑year performance measurement period to encourage sustained performance beneficial to shareholders over more than just an annual period.

The Compensation Committee also determined the various performance levels that had to be achieved in order to earn an RSU award which are shown in the graphs below.

With the advice of Compensation Strategies, the Compensation Committee selected a peer group consisting of the following companies whose performance is compared to CTS’ performance over the three‑year performance period for RTSR measurement. A peer company may be removed from the list if delisted from its exchange for certain reasons not involving poor performance, including a merger.

AVX Corporation	Haynes International, Inc.	Methode Electronics, Inc.
Cabot Microelectronics Corporation	II-VI, Inc.	MTS Systems Corporation
Dorman Products, Inc.	KEMET Corporation	Rogers Corporation
Electro Scientific Industries, Inc.	Littelfuse, Inc.	Silicon Laboratories, Inc.
Fabrinet	Materion Corporation	Stoneridge, Inc.
Gentex Corporation	Maxwell Technologies, Inc.	Strattec Security Corporation
Gentherm Inc.	Mercury Systems, Inc.	Vishay Precision Group, Inc.

Participants must remain continuously employed by CTS through the end of the three‑year performance period to receive an award, subject to limited exceptions. The Compensation Committee can, in its discretion, adjust a participant’s payout of an award after consideration of other factors, including overall CTS performance and the individual participant’s contribution to CTS performance. The Compensation Committee can also adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee.

Three-year Performance Restricted Stock Unit Plans. In each of February 2017 and February 2018, the Compensation Committee established a new three‑year performance‑based equity compensation program in which named executive officers participate. The plans are the same as the 2016‑2018 plan described above.

The Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs for each three-year performance plan targeting consistent value based on the compensation targets described above while accounting for changes in grant date share value. The target RSU award opportunities under the 2017-2019 Performance Restricted Stock Unit Plan are: Mr. O'Sullivan, 36,420; Mr. Agrawal, 11,993; and Mr. Machado, 9,205; and under the 2018-2020 Performance Restricted Stock Unit Plan are: Mr. O’Sullivan, 31,820; Mr. Agrawal, 11,377 and Mr. Machado, 9,316.

Performance Vesting Stock Option Plan. In May 2015, the Compensation Committee established a special five‑year performance‑based equity compensation program called the Performance Vesting Stock Option Plan in which all of the named executive officers participate. The plan employs achievement of $600 million in revenue in any trailing four quarters within the five-year window as a performance vesting trigger. The Compensation Committee established a target award opportunity for Mr. O'Sullivan of 100,000 options; Mr. Agrawal, of 35,000 options; and Mr. Machado, of 30,000 options, each with a strike price of $18.37, in the form of performance stock options. This metric has not yet been achieved. If the performance metric is not met within the 5-year performance period, the Options will not vest and will be forfeited.

Service‑Based Equity Compensation. CTS believes that stock ownership and equity‑based compensation are valuable tools for motivating employees to improve, and rewarding them for improvements in, CTS’ long‑term performance. In February 2018, the Compensation Committee awarded RSUs vesting over a three-year period to Messrs. Agrawal (7,719) and Machado (6,317) based on the recommendation of Mr. O'Sullivan. In making his recommendation, Mr. O'Sullivan analyzed the third party market information provided by Compensation Strategies and subjectively considered retention and performance factors. Mr. O'Sullivan's 2018 RSU award was recommended by the Compensation Committee and approved by the entire Board (other than Mr. O'Sullivan, who abstained in discussions and votes related to his own awards). Mr. O'Sullivan's 2018 grant was for 21,581 RSUs based on benchmarking, retention, and performance factors. Each service-based RSU award is settled on a one-for-one basis on shares of CTS common stock upon vesting. Grants of equity awards made in 2018 are reported in the "Summary Compensation Table" and the "2018 Grants of Plan-Based Awards Table".

Defined Contribution Plan. Substantially all U.S.‑based CTS employees are eligible to participate in the CTS Corporation Retirement Savings Plan, referred to as the CTS 401(k) Plan. CTS matches an employee’s contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $0.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code. All of the named executive officers participate in the 401(k) Plan.
Other Compensation. CTS provides a limited set of perquisites and other compensation in order to attract, retain, and motivate the named executive officers. For 2018, compensation for named executive officers included reimbursements for tax preparation services, financial planning services, and an annual executive physical. The reimbursement for tax preparation services is capped at $2,500 for the named executive officers. The reimbursement for financial planning services is capped at $5,000 for each named executive officer. The reimbursement for executive physicals is capped at $2,000 for each of the named executive officers and their respective spouses. The notes to the 2018 "Summary Compensation Table" delineate the various perquisites named executive officers received for 2018.
Health and Welfare Benefits. Named executive officers are also eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts.

The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.
Agreements and Arrangements with Named Executive Officers
Executive Severance Policy. In 2009, CTS enacted an Executive Severance Policy. This policy formalized and standardized CTS’ severance practices for certain officers and key employees. For more on the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change‑in‑Control” below.
Change‑In‑Control Severance Agreements. CTS has entered into change‑in‑control severance agreements with the named executive officers, the purpose of which is to help CTS retain named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. As discussed in the “Potential Payments Upon Termination or Change‑in‑Control” section, these agreements reduced or eliminated certain payments, including an excise tax gross‑up, and placed a cap on the total severance benefit. For more on the severance agreements, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change‑in‑Control” below.
Stock Ownership Guidelines
See the section titled "Stock Ownership Guidelines for Executives and Directors" of this Proxy for a discussion of CTS’ Stock Ownership Guidelines.
CTS Securities Hedging/Pledging Policy
CTS has adopted a policy prohibiting officers and directors who receive CTS securities from engaging in any transaction in which they may profit from short‑term speculative swings in the value of those securities or from pledging CTS’ securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge CTS’ securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.
Policy on Recovery of Awards
The CTS Corporation 2014 Performance and Incentive Compensation Plan under which various performance-based and service-based equity grants have been made includes a provision to address recoupment of incentive awards in the event of financial restatements. If the Board learns of any intentional misconduct by a plan participant that contributes to CTS' having to restate it financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he or she would have received based on the financial results as restated. The CTS Corporation 2018 Equity and Incentive Compensation Plan provides that any award agreement under the plan may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an Award, or other similar provisions, upon such terms and conditions as may be determined by the Compensation Committee, if a participant engages in detrimental activity. Further, any award agreement under the 2018 Equity and Incentive Compensation Plan or a clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any benefit related to an award, or other similar provisions, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act. In addition, the Compensation Committee Charter provides that the Committee may adopt a claw-back policy as may be required or advisable under any law or regulation. The Compensation Committee reviews its Charter and policies at least annually to ensure appropriate recoupment of compensation is available to the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and approved its inclusion in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in CTS’ Annual Report on Form 10‑K for the year ended December 31, 2018.

CTS Corporation 2018 Compensation Committee

Patricia K. Collawn, Chairman	Gordon Hunter
Diana M. Murphy

EXECUTIVE COMPENSATION
2018 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)	Total ($)
Kieran M. O'Sullivan	2018	723,113	-	1,399,106		1,300,958	-	18,500	3,444,677
President and	2017	707,600	-	1,462,301	-	1,016,704	-	31,911	3,218,516
Chief Executive Officer	2016	702,849	-	1,595,887	-	1,073,941	-	22,460	3,395,137

Ashish Agrawal	2018	350,896	-	500,315		411,386	-	16,129	1,262,597
Vice President and	2017	338,256	-	495,914	-	318,409	-	14,536	1,167,115
Chief Financial Officer	2016	327,308	-	502,510	-	315,866	-	4,164	1,149,848

Luis F. Machado	2018	316,796	-	409,584		313,596	-	12,394	1,039,976
Vice President and	2017	303,000	-	378,013	-	244,980	-	16,934	942,927
General Counsel & Secretary	2016	279,615	-	346,903	80,600	247,354	-	13,209	967,681

(1)	Numbers shown reflect regular base earnings for each calendar year which varies from the base salary rates referenced elsewhere in this disclosure.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with The Financial Accounting Standards Board Accounting Standards Codification Topic 718 of stock awards granted during the year. Amounts reflected consist of service‑based and performance‑based awards. For the performance‑based awards reported in this column for 2017 and 2018, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards for 2018 would be: Mr. O'Sullivan, $1,667,368; Mr. Agrawal, $596,155; and Mr. Machado, $488,158.

(3)	Amounts represent payments earned under the MIP in respect of that year's performance and paid in the subsequent year.

(4)	Amounts in this column for 2018 reflect values for financial planning, tax preparation services and a CTS match under the 401(k) Plan ($11,000 each for Mr. O'Sullivan and Mr. Agrawal).

2018 Grants of Plan‑Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kieran M. O'Sullivan
2018 Management Incentive Plan(1)		364,414	728,828	1,457,656
2018-2020 Performance Restricted Stock Unit Plan(2)	2/16/2018				15,910	31,820	63,640				833,684
2014 Performance and Incentive Compensation Plan	2/16/2018							21,581			565,422

Ashish Agrawal
2018 Management Incentive Plan(1)		115,235	230,469	460,937
2018-2020 Performance Restricted Stock Unit Plan(2)	2/8/2018				5,689	11,377	22,754				298,077
2014 Performance and Incentive Compensation Plan	2/8/2018							7,719			202,238

Luis F. Machado
2018 Management Incentive Plan(1)		87,808	175,615	351,230
2018-2020 Performance Restricted Stock Unit Plan(2)	2/8/2018				4,658	9,316	18,632				244,079
2014 Performance and Incentive Compensation Plan	2/8/2018							6,317			165,505

(1)	The 2018 Management Incentive Plan is governed by the 2014 Performance and Incentive Compensation Plan.

(2)
In February of 2018, the Compensation Committee established terms applicable to performance‑based equity compensation awards for fiscal years 2018‑2020 under the CTS Corporation 2014 Performance and Incentive Compensation Plan. Restricted stock units for achievement of the performance goals will be issued in 2021 following certification of 2020 fiscal year results by CTS’ independent auditors.

Compensation Arrangements. CTS did not have employment agreements with any named executive officers for 2018. In an effort to formalize and standardize CTS’ severance practices for other officers and key employees, CTS enacted an Executive Severance Policy in 2009, and CTS maintains change‑in‑control severance agreements with the named executive officers. For more on the executive change‑in‑control severance agreements and the Executive Severance Policy, please see the section of this proxy statement titled “Potential Payments upon Termination or Change‑ in‑Control” below.

Annual base salary for each named executive officer, other than Mr. O’Sullivan, is determined by the Compensation Committee. Mr. O’Sullivan’s annual base salary was determined by the Board based on recommendations by the Compensation Committee. Mr. O’Sullivan did not receive any compensation for his service as a director.

Outstanding Equity Awards at 2018 Fiscal Year‑End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kieran M. O’Sullivan	—	100,000	18.37	5/26/2020	49,833 (3)	1,290,176	118,440	3,066,412
Ashish Agrawal	—	35,000	18.37	5/26/2020	17,224 (4)	445,929	39,330	1,018,254
Luis F. Machado	—	30,000	18.37	5/26/2020	13,773 (5)	356,583	32,521	841,969

(1)
In May of 2015, the Compensation Committee established terms applicable to the Performance Vesting Stock Option Plan under the CTS Corporation 2014 Performance and Incentive Compensation Plan. These Performance Options will vest only upon achievement of $600 million in revenue in any trailing four quarters within the five year performance period. If the performance metric is not met within the five year performance period, the Options will not vest and be forfeited.

(2)
Any award issued under the three-year performance program will vest following certification of the Company’s financial results for the last year of the measurement period. Mr. O'Sullivan's awards are comprised of 50,200 shared under the 2016-2019 Plan, 36,420 shares under the 2017-2020 Plan, and 31,820 shares under the 2018-2021 Plan. Mr. Agrawal's awards are comprised of 15,960 shares under the 2016-2019 Plan, 11,993 shares under the 2017-2020 Plan, and 11,377 shares under the 2018-2021 Plan. Mr. Machado's awards are comprised of 14,000 shares under the 2016-2019 Plan, 9,205 shares under the 2017-2020 Plan, and 9,316 shares under the 2018-2021 Plan.

(3)
Mr. O’Sullivan’s 49,833 service‑based Restricted Stock Units have vested or will vest as follows: 8,360 on February 9, 2019; 18,726 on February 16, 2019; 8,360 on February 9, 2020; 7,193 on February 16, 2020; and 7194 on February 16, 2021.

(4)
Mr. Agrawal’s 17,224 service‑based Restricted Stock Units have vested or will vest as follows: 2,573 on February 8, 2019; 2,962 on February 9, 2019; 3,582 on February 16, 2019; 2,573 on February 8, 2020; 2,961 on February 9, 2020; and 2,573 on February 8, 2021.

(5)
Mr. Machado’s 13,773 service‑based Restricted Stock Units will vest as follows: 2,106 on February 8, 2019; 2,235 on February 9, 2019; 2,986 on February 16, 2019; 2,105 on February 8, 2020; 2,235 on February 9, 2020; and 2,106 on February 8, 2021.

2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kieran M. O’Sullivan	—	—	67,944	1,797,518
Ashish Agrawal	—	—	20,612	544,994
Luis F. Machado	—	—	7,888	207,680
(1)     Gross value prior to withholding.
Potential Payments Upon Termination or Change‑in‑Control
Change‑In‑Control Severance Agreements. CTS has entered into change‑in‑control severance agreements with the named executive officers, the form of which is disclosed as Exhibit 10(x) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Under these agreements, a change‑in‑control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the Board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

An eligible named executive officer is entitled to severance compensation if, within three years after a change‑in‑control, the named executive officer terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the named executive officer’s duties; (3) a reduction in the named executive officer’s base or incentive pay or an adverse change in any employee benefits; (4) the named executive officer’s good faith determination that, as a result of a change in circumstances following the change‑in‑control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change‑in‑control; (5) a successor entity’s failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the named executive officer’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS’ common stock ceases to be publicly traded or listed on the New York Stock Exchange. Cause is defined generally as a separation from service resulting from the executive: (a) being convicted of a crime involving fraud, embezzlement or theft in connection with work duties or responsibilities; (b) intentionally and wrongfully damaging CTS property; (c) intentionally and wrongfully disclosing CTS’ confidential information; or (d) intentionally and wrongfully competing with CTS without CTS’ consent, subject to certain exceptions.

If the change‑in‑control severance agreement is triggered, the severance compensation to which the named executive officer is entitled includes: (1) a lump sum payment equal to two times the sum of the greater of the executive’s base salary at the time of the change‑in‑control or his average base salary over the three years prior to termination, plus the greater of his average incentive pay over the three years prior to the change‑in‑control and his target incentive pay for the year in which the change‑in‑control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Mr. O’Sullivan, in consideration of the non‑compete provision contained in his severance agreement, a lump sum payment equal to one times the sum of the greater of his base salary at the time of the change‑in‑control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change‑in‑control and his target incentive pay for the year in which the change‑in‑control occurred.

In addition, if any payments made to the named executive officer would be subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, those payments will be reduced so that no portion will exceed the “excess parachute payment” threshold that would trigger the excise tax.

The payment scheme is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the named executive officer separates from service, provided however, that if the named executive officer is a “Specified Employee” within the meaning of Section 409A of the Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the named executive officer’s separation from service or the named executive officer’s death. Payment of severance compensation under the change‑in‑control severance agreement will be reduced to the extent of any corresponding payments under any other agreement.

To the extent that a named executive officer receives severance benefits under the change-in-control severance agreement, the named executive officer may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of four years after separation from service, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

Change‑in‑Control Severance Table
Assuming that a change‑in‑control event occurred and (unless otherwise indicated) that the named executive officer was terminated without cause on December 31, 2018, the estimated severance compensation provided to each named executive officer is as follows:

Name	Severance: Base Salary & Incentive Pay ($)	Welfare Benefits Equivalent ($)	Perquisites: Outplacement ($)	Accelerated Vesting & Exercise Rights/Lapse of Restriction On Equity Awards(1) ($)	280G Reduction ($)	Total ($)
Kieran M. O’Sullivan	4,372,968	38,408	30,000	5,108,588	0	9,549,964
Ashish Agrawal	1,418,268	36,968	30,000	1,727,383	0	3,212,619
Luis F. Machado	1,277,200	38,828	30,000	1,427,252	-375,752	2,397,528

(1)
Assuming that only a change‑in‑control event occurred on December 31, 2018, in terms of their equity awards, our named executive officers would have received the following value for the "single trigger" acceleration at target of their outstanding time-based Restricted Stock Units, performance-based RSUs and performance options, respectively: Mr. O'Sullivan, $1,290,176, $3,066,412, and $752,000; Mr. Agrawal, $445,929, $1,018,254, and $263,200; and Mr. Machado, $356,583, $841,969, and $228,700.

Executive Severance Policy

As discussed above, to formalize and standardize the Company’s severance practices for officers and key employees, CTS enacted an Executive Severance Policy in 2009. An eligible named executive officer whose employment with the Company is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except in the case of the President and Chief Executive Officer; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division, or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control and the named executive officer is the beneficiary of a change‑in‑control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefits specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS’ President and Chief Executive Officer may recommend, and the Board will designate from time to time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Mr. O’Sullivan is eligible for the President and Chief Executive Officer specified benefit level. Messrs. Agrawal and Machado are eligible for Tier 1 severance benefits.

Under the Policy, an eligible, terminated Tier 2 named executive officer will receive the following severance benefits: (1) severance pay in installments equal to 9 months of his or her base salary in effect immediately prior to termination; (2) for 9 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long‑term or short‑term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, with the cost of such coverage to be shared by the Company and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $15,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer’s termination, from a firm selected by the named executive officer.

Under the Policy, an eligible, terminated Tier 1 named executive officer will receive the following severance benefits: (1) severance pay in installments equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long‑term or short‑term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, with the cost of such coverage to be shared by the Company and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31 of the second year following the named executive officer’s termination, from a firm selected by the named executive officer.

Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he will receive the following severance benefits: (1) severance pay in installments equal to two times the sum of (a) his base salary in effect at the time of termination of employment, and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested service‑based restricted stock units or other equity awards granted to him under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance‑based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then‑current performance‑based equity program, to the extent permitted by CTS’ equity plans, such awards will become non‑forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro‑rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12‑month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change‑in‑control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the named executive officer must execute a release of all claims in favor of the Company, its employees, officers and directors within a specified time, must not compete with the Company for a period of 12 months following termination unless the Company consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the Company or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

Payments are designed to comply with Section 409A of the Internal Revenue Code. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after‑tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer’s written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until terminated by the Board.

The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him eligible for severance under the Executive Severance Policy on December 31, 2018.

Executive Severance Policy

Name	Severance ($)	Health and Dental Benefits ($)	Vesting of Unvested Time-Based Equity Awards ($)	Vesting and Pro-Rata Settlement of Performance- Based Equity Awards at Target ($)	Outplacement ($)	Total ($)
Kieran M. O'Sullivan	2,915,312	38,408	1,290,176	2,202,894	30,000	6,476,790
Ashish Agrawal	354,567	18,484	—	—	30,000	403,051
Luis F. Machado	319,300	19,414	—	—	30,000	368,714

CEO Pay Ratio

For the 2018 fiscal year, the ratio of the annual total compensation of Mr. O’Sullivan, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 281 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee remains October 6, 2017 (the “Determination Date”) as there has not been a meaningful change in CTS' employee population or employee compensation arrangements that we reasonably believe would significantly affect the Pay Ratio disclosure.

As discussed above, Mr. O’Sullivan served as our Chief Executive Officer during the 2018 fiscal year. CEO Compensation for purposes of this disclosure is $3,444,677, which is the total compensation reported for Mr. O’Sullivan under “Fiscal 2018 Summary Compensation Table” for the 2018 fiscal year.

For purposes of this disclosure, Median Annual Compensation was $12,243 in 2018, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2018 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 3,251 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date of which 694 were based in the United States. We excluded a total of 95 employees, representing less than 5% of the total, based in small offices in Singapore (20), Japan (12), India (6), Denmark (33), Scotland (22) and Germany (2), yielding a total number of 3,156 employees. We then measured total compensation for the nine-month period ending on the Determination Date, and annualized each result. We did not make any cost-of-living adjustments in calculating compensation for the Median Employee.

As discussed under the Compensation Discussion and Analysis section of this Proxy Statement, CTS sets named executive officer pay based on a number of factors including competitive market analysis and benchmarking against peers, and targets a significant proportion of executive compensation as performance based. The pay ratio and Median Annual Compensation disclosed above reflect that a substantial percentage of CTS’ employees are engaged in manufacturing in “best cost” countries and CTS pays a competitive wage in those locations aimed at attracting and retaining qualified employees using local benchmarks. The pay ratio between disparate locations and functions is not considered a relevant factor and does not inform individual compensation decisions. The pay ratio may vary significantly over time, as a large percentage of the Chief Executive Officer’s compensation is performance based while our Median Employee’s compensation is primarily based on an hourly wage and does not reflect company performance. The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population; therefore, our pay ratio may not be comparable to the pay ratios of other companies, including the companies in our compensation peer group.

2018 Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Patricia K. Collawn	72,500	121,170	193,670
Gordon Hunter	70,000	121,170	191,170
William S. Johnson	75,000	121,170	196,170
Diana M. Murphy	70,000	121,170	191,170
Robert A. Profusek	80,000	121,170	201,170
Alfonso G. Zulueta	45,000	121,170	166,170

(1)	Certain Director's compensation for Committee Services is prorated based on date of election.

(2)
On November 8, 2018, 4,200 Restricted Stock Units were awarded to each then serving non‑employee director for 2018 service based on an average closing price of CTS common stock of $28.85 per share. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with FASB ASC Topic 718, equal to the number of units awarded multiplied by the $28.85 closing price of CTS’ common stock on the date of grant. These awards will vest on the first anniversary of the grant date and will be distributed upon vesting absent a deferral election by the director. The non‑employee directors had no other unvested stock option awards outstanding at 2018 fiscal year‑end.

Director Compensation. Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for non-employee directors is determined by the Board based on recommendations by the Compensation Committee. In addition, CTS reimburses non‑employee directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is divided into two components: a cash component and a stock‑based component.

Each director is entitled to receive a base annual retainer at the rate of $60,000 in cash. In addition to the base annual retainer, for 2018 service, the Lead Independent Director retainer is $20,000 per year, the Audit Committee Chairman retainer is $15,000 per year, the Compensation Committee Chairman retainer is $12,500 per year and the Nominating and Governance Committee and Technology and Transactions Committee Chairmen retainer is $10,000 per year each.

The Board has established an annual stock‑based compensation target for each non‑employee director that may be amended from time to time. The annual stock‑based compensation target for 2018 service was $120,000 per non‑employee director. Since 2005, the stock‑based compensation target compensation has been paid with grants of RSUs. The RSUs for 2018 service were granted and vest after one year. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain, or a series of dates according to a schedule. Non‑employee directors do not receive dividends or other earnings on deferred RSUs.

CTS does not currently have a retirement plan for non‑employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non‑Employee Directors. Under that plan, a deferred common stock unit account was established for each non‑employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non‑employee director’s account. When a non‑employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to terminate the crediting of additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account is shown in the Directors’ and Officers’ Stock Ownership table.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP
AS INDEPENDENT AUDITOR FOR 2019

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2019. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2019 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee’s future selection of independent auditors.
Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions and will be afforded an opportunity to make such statements as they desire.

Your Board recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as independent auditor for 2019.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/wp-content/uploads/ACC.pdf. All members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the Company for 2018; has discussed with the independent auditor the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor’s communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the financial statements be included in CTS’ Annual Report on Form 10‑K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

CTS Corporation 2018 Audit Committee
William S. Johnson, Chairman; Gordon Hunter; and Alfonso G. Zulueta

Independent Auditor
Grant Thornton LLP has served as CTS’ independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting, make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2018 and December 31, 2017.

	Audit Fees	Audit‑Related Fees(1)	Tax Fees(2)	All Other Fees(3)
2018	$1,511,655	$37,800	$20,190	$24,966
2017	$1,370,345	$46,200	$18,455	$16,125

(1)    Pension Plan and 401(k) Plan audits and transaction due diligence.
(2)    Tax compliance fees related to certain of CTS’ subsidiaries.
(3)    Environmental agreed upon procedures and foreign social security contribution review, and other non-audit procedures relating to the 2018 Equity and Incentive Compensation Plan.

The Audit Committee’s policy is to pre‑approve all audit and non‑audit services provided by the independent auditors. The Audit Committee annually reviews audit and non‑audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.
The Audit Committee has delegated authority to (1) the Audit Committee Chairman to grant pre‑approval of services by the independent auditors, provided that the Chairman reports on any such pre‑approval decisions at the next scheduled meeting of the Audit Committee, and (2) the Company to grant pre-approval of services by the independent auditors in an aggregate amount not to exceed $50,000 in one year, provided that the Company reports any such pre-approval decisions at the next scheduled meeting of the Audit Committee. All of the services rendered by Grant Thornton LLP were approved by the Audit Committee or were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.
2018 ANNUAL REPORT ON FORM 10‑K
Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to the Corporate Secretary of CTS Corporation, 4925 Indiana Avenue, Lisle, Illinois 60532, CTS will provide to such shareholder, without charge, a copy of its 2018 Annual Report on Form 10‑ K, including the financial statements and financial statement schedule. You may also call investor relations at (630) 577‑8800, email at shareholder.services@ctscorp.com, or obtain a report on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the 2019 Annual Meeting of Shareholders to be held on May 16, 2019.
This proxy statement, along with our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investors.

By Order of the Board of Directors,

Luis F. Machado Corporate Secretary
Lisle, Illinois
April 4, 2019

FREQUENTLY ASKED QUESTIONS ABOUT THE
2019 ANNUAL MEETING OF SHAREHOLDERS AND VOTING
The following is important information in a question‑and‑answer format regarding the Annual Meeting and voting.

Q:	Upon what may I vote?

A:	(1) Election of director nominees to serve on the Board;

(2)	Approval, on an advisory basis, of the compensation of CTS’ named executive officers; and

(3)	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2019.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

(1)	FOR each of the director nominees identified in this proxy statement;

(2)	FOR advisory approval of CTS’ named executive officer compensation; and

(3)	FOR ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2019.

Q:	How will voting on any other business be conducted?

A:
We are not aware of any other business to be brought before the shareholders at the Annual Meeting. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Kieran O’Sullivan, Chairman, President and Chief Executive Officer, and Luis F. Machado, Vice President, General Counsel and Corporate Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1)
The seven director nominees receiving the most votes will be elected. Only votes cast for a nominee will have an impact on the election of directors. Abstentions, broker non‑votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will have no impact as they will only result in those nominees receiving fewer votes;

(2)
An affirmative vote of a majority of votes cast is necessary to approve, on an advisory basis, the compensation of CTS’ named executive officers, although such vote will not be binding on CTS. Abstentions and broker non‑votes will have no impact on the outcome of this proposal; and

(3)
The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2019 will be ratified if a majority of the votes cast support the appointment. Your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions because the proposal to ratify the appointment of Grant Thornton LLP is considered “routine.” Abstentions will have no impact on the outcome of this proposal.

Q:	Who is entitled to vote?

A:
Shareholders of record at the close of business on March 18, 2019, which is referred to in this proxy statement as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 32,865,008 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:	How do I vote?

A:
Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or by telephone up until 11:59 p.m. Eastern Time on May 15, 2019. Of course, you may always vote in person at the meeting. You may revoke your proxy at any time before it is exercised by giving us written notice, sent to our principal executive offices, by submitting a duly executed proxy card to us bearing a later date, or by giving notice to us at the Annual Meeting.

Q:	How can I vote shares of CTS common stock that I hold under the CTS Corporation Retirement Savings Plan?

A:
The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. Vanguard Fiduciary Trust Company ("Vanguard"), the plan trustee, will vote the shares of CTS common stock in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares of CTS common stock in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Time on May 14, 2019. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions to vote your shares of CTS common stock, they will not be voted.

Q:	Who is entitled to attend the Annual Meeting?

A:
Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date and to pre‑approved guests of CTS. All shareholder guests must be pre‑approved by CTS and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the Record Date. Additionally, if you are not the record holder of your shares, to attend the Annual Meeting you must first obtain a legal proxy form from your broker or other organization that holds your shares. Please contact your broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

Below is a map reflecting the location of CTS’ Annual Meeting.

Hotel Arista
Ferry Rd
Ferry Rd
Ferry Rd
Celebration Dr
Illinois Prairie Path Trail
Corporate Ln
Comfort Dr
Dart Warehouse Corporation
Topgolf
Odyssey Ave
Odyssey Ct
Odyssey Ct
Westings Ave
CarMax
Calamos Ct
Nicor Gas
59
59
59
CityGate Grille
New American fine-dining destination
88
C-KC (Toll road)
Cracker Barrel Old Country Store
Fairfield Inn & Suites Chicago...
Nalco Company Headquarters

Q:	Who solicits proxies on behalf of the Board and how much will this proxy solicitation cost?

A:
Broadridge, Inc. distributes proxy materials on CTS’ behalf and is compensated by CTS for mailing and distribution expenses. Proxies may also be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	How can I receive paper or email copies of the proxy materials?

A:
Shareholders wishing to receive paper or email copies of the proxy materials for the Annual Meeting and for future annual meetings of shareholders may request to receive proxy materials in printed form by mail, or electronically by email, by directing written or oral requests to CTS Corporation, Corporate Secretary, 4925 Indiana Avenue, Lisle, Illinois 60532, by calling (630) 577‑8800 and leaving a message for our Corporate Secretary, by sending an email to shareholder.services@ctscorp.com by May 3, 2019, or by following the directions on your proxy card.

Q:	How may a shareholder nominate a candidate for election to the Board?

A:
Director nominees for the 2020 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of the Corporate Secretary for CTS. Pursuant to the CTS Corporation Bylaws, all nominations must be received no earlier than January 2, 2020, and no later than February 6, 2020. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ Bylaws. Copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/wp-content/uploads/BL.pdf.

Q:	When are shareholder proposals for the 2020 Annual Meeting of Shareholders due?

A:
CTS’ advance notice Bylaw provisions require that in order to be presented at the 2020 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of the Corporate Secretary for CTS, and must be received no earlier than January 2, 2020 and no later than February 6, 2020. Certain information is required to be included with shareholder proposals, which is described in CTS’ Bylaws. Copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/wp-content/uploads/BL.pdf. To be included in our proxy materials relating to the 2020 Annual Meeting of Shareholders proposals must be received by us on or before December 5, 2019, (or, if the date of the 2020 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2019 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

PROPOSALS UPON WHICH YOU MAY VOTE
PROPOSAL 1	ELECTION OF DIRECTORS;
PROPOSAL 2	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS; AND
PROPOSAL 3	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2019.

Your Board recommends a vote FOR the director nominees, FOR advisory approval of CTS’ named executive officer compensation, and FOR the ratification of the appointment of Grant Thornton LLP.

CTS CORPORATION
ATTN: LUIS FRANCISCO MACHADO
4925 Indiana Avenue
LISLE, IL 60532

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CTS Corporation retirement Savings Plan. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on May 15th your shares held by Vanguard Fiduciary Trust Company will not be voted.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 P. K. Collawn 02 G. Hunter 03 W. S. Johnson 04 D. M. Murphy 05 K. O'Sullivan
06 R. A. Profusek 07 A. G. Zulueta

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of CTS' named executive officers.	☐	☐	☐
3. Ratification of the appointment of Grant Thornton LLP as CTS's independent auditor for 2019.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000394879_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

CTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
ON MAY 16, 2019.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Kieran O'Sullivan and Luis Francisco Machado as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on March 18, 2019 at the Annual Meeting of Shareholders originally convened on, Thursday, May 16, 2019 at the Hotel Arista, 2139 City Gate Lane, Naperville, Illinois 60563 at 9:30 a.m. Central Time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000394879_2 R1.0.1.18